  EXHIBIT 99.1

PEST CONTROL World’s Best

Media Contacts:
Martha Craft
Orkin, Inc.
404.888.2217
mcraft@rollins.com

Whitney Miller
Jackson Spalding for Orkin, Inc.
404.724.2504
wmiller@jacksonspalding.com

Anya Mailandt
The Richards Group
214.891.5206
anya_mailandt@richards.com

ORKIN CHOOSES THE RICHARDS GROUP AS ADVERTISING AGENCY

ATLANTA and DALLAS (September 14, 2007) – Orkin, Inc., the 106-year-old pest control company, has hired The Richards Group as its advertising agency of record after a national review managed by The Bedford Group.  The review included Kirshenbaum Bond in New York and Mullen in Boston.  Orkin’s incumbent agency is J. Walter Thompson in Atlanta.

“We were impressed by The Richards Group’s rich history in branding, creative messaging and culture,” said Kevin Smith, chief marketing officer for Orkin, Inc.  “We couldn’t be more proud to add the agency to the Orkin team, and look forward to a long and successful relationship.”

The Richards Group’s responsibilities for Orkin will include brand and strategic planning, and creative development.  The agency’s first assignment is to apply its proprietary Spherical® branding discipline to Orkin.

“Any agency would be honored to work with Orkin,” said Pete Lempert, principal for The Richards Group.  “The company is a leader in its industry and has the highest quality of employees. Orkin is our kind of people, and we can’t wait to get started working on its brand and business.”

About Orkin, Inc.
Founded in 1901, Atlanta-based Orkin, Inc. is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Mexico, Central America and the Middle East.  With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers.  The company serves homeowners and numerous industries including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions.  Learn more about Orkin on our website at www.orkin.com.  Orkin is a wholly owned subsidiary of Rollins, Inc. (NYSE: ROL).

About The Richards Group
The Richards Group, located in Dallas, is the largest independent branding agency in the nation.  Agency clients include the standard-setting brands of Advance Auto Parts, Amstel Light, Bridgestone Firestone, Chick-fil-A, Fruit of the Loom, The Home Depot, Motel 6, Skybus, Red Lobster and Zales.  Total billings for the agency were $1.2 billion in 2006.  The Richards Group can be found at www.richards.com.

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